Exhibit 99.1

CITI TRENDS ANNOUNCES 2024 HOLIDAY SALES RESULTS FOR QUARTER-TO-DATE THROUGH JANUARY 4, 2025

Total Holiday Sales for the quarter-to-date period ending January 4, 2025 of $174.4 million, at the high end of expectations

Quarter-to-date Fiscal 2024 comparable store sales growth of 7.1%, consistent with accelerated top-line momentum as reported in Q3 Fiscal 2024

Expects Sales and EBITDA* results for second half of Fiscal 2024 to be at the high end of previously provided outlook

SAVANNAH, GA (January 13, 2025) — Citi Trends, Inc. (NASDAQ: CTRN), a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States, today announced results for its holiday selling period.

Total sales for the quarter-to-date period ending January 4, 2025 of $174.4 million compared to $169.0 million in the same period in 2023. Comparable store sales, calculated on a shifted 9-week to 9-week basis, increased 7.1% versus 2023.

Ken Seipel, Chief Executive Officer, said, "I am pleased to report that our holiday sales were at the high end of our expectations as our revised product assortment, including exciting off-price deals, resonated well with the families we serve. Importantly, our 7.1% comparable store sales growth was driven by improvements in both traffic and basket throughout the period. Consistent with our Q3 Fiscal 2024 sales results, our holiday sales results represent good customer acceptance of our efforts to adjust our product value strategy and improved operational processes. As a result of holiday performance, we now expect second half sales and EBITDA* results to be at the high end of our previously provided outlook."

Mr. Seipel continued, "I would like to thank the entire Citi Trends team for their continued hard work and dedication throughout the holiday season. Retail is a team sport, depending on all areas to execute well to delight our customers. From the merchants who selected trendy styles at amazing prices, to the supply chain team who moved the goods at increased speed, to our store teams who once again amazed our loyal customers, the Citi Trends team was ready for holiday like never before. My belief in the Company’s potential to deliver much improved financial results remains strong and we will continue to refine and improve our team-based execution as we look forward to the Spring selling season."

Second Half 2024 Outlook

The Company is reaffirming its previously provided outlook for the second half of Fiscal 2024 as follows:

•	Expecting second half comparable store sales to be on the high end of the range of up low to mid-single digits compared to the second half of fiscal 2023; total sales expected to be flat to down low-single digits due to the 53rd week last year and store closures
•	Second half gross margin is expected to be approximately 39%
•	Second half EBITDA* is expected to be on the high end of the range of $1.5 million to $4 million
•	The Company expects to end fiscal 2024 with approximately 590 stores
•	Year-end cash balance is expected to be in the range of $60 million to $65 million
•	Capital expenditures for the full year are expected to be in the range of $14 million to $18 million

The Company is also reaffirming its prior comments about the outlook for the fourth quarter of Fiscal 2024 as follows:

The Company’s implied fourth quarter comparable store sales are expected to be on the high end of the range of up low to mid-single digits with total sales down low to mid-single digits vs. Q4 2023 due to the 53rd week last year and store closures. Q4 gross margin is expected to be in the range of 39% to 40% and SG&A is expected to be approximately $76 million. Q4 EBITDA* is expected to be on the high end of the range of $5 million to $7 million.

ICR Conference Presentation and Webcast

As previously announced, Citi Trends is scheduled to present today at 11:30 a.m. Eastern Time at the 2025 ICR Conference. The audio portion of the event will be webcast live and can be accessed, along with the corresponding slide presentation, on the Company’s website, cititrends.com, under the Investor Relations section, beginning today at 11:30 a.m. ET. An online archive will be available for a period of 90 days following the presentation.

About Citi Trends

Citi Trends, Inc. is a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States. The Company operates 592 stores located in 33 states. For more information, visit www.cititrends.com or your local store.

*Non-GAAP Financial Measures

The Company is unable to provide a full reconciliation of the forward-looking non-GAAP financial measure used in the Fiscal 2024 outlook without unreasonable effort because it is not possible to predict certain of its adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company’ control and its unavailability could have a significant impact on its financial results.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," “expects,” "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory); or other factors; changes in market interest rates and market levels of wages; impacts of natural disasters such as hurricanes; uncertainty and economic impact of pandemics, epidemics or other public health emergencies such as the ongoing COVID-19 pandemic; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; consumer confidence and changes in consumer spending patterns; competition within the industry; competition in our markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; the impact of the cyber disruption we identified on January 14, 2023, including legal, reputational, financial and contractual risks resulting from the disruption, and other risks related to cybersecurity, data privacy and intellectual property; temporary changes in demand due to weather patterns; seasonality of the Company’s business; changes in market interest rates and market level wages; the results of pending or threatened litigation; delays associated with building, remodeling, opening and operating new stores; and delays associated with building, and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro
ICR, Inc. CitiTrendsIR@icrinc.com